Exhibit 99.1

CONTACT:

Michael W. Kaplan

Chief Financial Officer

(714) 414-4003

FOR IMMEDIATE RELEASE

PACIFIC SUNWEAR ANNOUNCES FLAT DECEMBER SAME-STORE SALES RESULTS; MAINTAINS FOURTH QUARTER GUIDANCE

ANAHEIM, Calif., January 5, 2012 — Pacific Sunwear of California, Inc. (NASDAQ: PSUN, the “Company”), announced today that its December same-store sales were flat, and that its combined November and December same-store sales were minus 1% through December 31, 2011. The Company also reconfirmed its fourth quarter same-store sales guidance range of minus 3% to plus 2%, and the fourth quarter earnings guidance it provided on December 7, 2011.

About Pacific Sunwear of California, Inc.

Pacific Sunwear of California, Inc. and its subsidiaries (collectively, the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of January 5, 2012, the Company operated 794 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

Pacific Sunwear Safe Harbor

This press release contains “forward-looking statements” including, without limitation, the Company’s reissued guidance for the fourth quarter of fiscal 2011 in the first paragraph above. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; higher than expected same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; increased sourcing and product costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of the future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

3450 East Miraloma Avenue    —    Anaheim, CA 92806    —    (714) 414-4000